PEOPLES BANCORP INC. – P.O. BOX 738 – MARIETTA, OH  45750
www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                             Contact: Mark F. Bradley
January 23, 2009                                                                                                                                             President and Chief Executive Officer
                                                                          (740) 373-3155

PEOPLES BANCORP INC. SHAREHOLDERS
AUTHORIZE ISSUANCE OF PREFERRED SHARES
____________________________________________________

Date of Annual Meeting Set for April 23, 2009

MARIETTA, Ohio – At a Special Meeting of Shareholders held yesterday, the shareholders of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) adopted an amendment to Article FOURTH of Peoples’ Amended Articles of Incorporation to authorize the issuance of preferred shares.  Peoples was not previously authorized to issue preferred shares under its Amended Articles of Incorporation.  This action enables Peoples to obtain final approval for a $39 million capital investment through the TARP Capital Purchase Program, which was preliminarily approved on November 12, 2008.
 During its regular meeting also held yesterday, Peoples’ Board of Directors fixed the date and time of the 2009 Annual Meeting of Shareholders.  The meeting will be held at 10:00 a.m. Eastern Daylight Savings Time on April 23, 2009, in Marietta, Ohio.  Peoples’ Board of Directors also nominated directors Carl L. Baker, Jr., George W. Broughton, Wilford D. Dimit, and Richard Ferguson for re-election by Peoples shareholders at the 2009 Annual Meeting of Shareholders.  Each nominee will stand for re-election as a director of Peoples for a three-year term expiring in 2012.
Peoples also announced it will release 2008 earnings before the market opens on January 26, 2009, and host a facilitated conference call at 11:00 a.m., Eastern Standard Time, on the same date.  Analysts, media and individual investors are invited to participate in the conference call by calling 800-860-2442.  A simultaneous webcast of the conference call audio can be accessed via the “Investor Relations” section of Peoples’ website, www.peoplesbancorp.com, and a replay will also be available.
Peoples Bancorp Inc., a diversified financial products and services company with $2.0 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 38 ATMs in Ohio, West Virginia, and Kentucky.  Peoples’ financial service units include Peoples Bank, National Association, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc., which includes the Putnam and Barengo divisions.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO” and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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